Exhibit 99.1

FAIRWAY GROUP HOLDINGS CORP. REPORTS FIRST QUARTER RESULTS

NEW YORK — August 4, 2015 — Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM), the parent company of Fairway Market, today announced financial results for its fiscal 2016 first quarter ended June 28, 2015.

First Quarter Fiscal 2016 Highlights

•	Net sales of $193.8 million
•	Adjusted EBITDA of $9.1 million
•	Gross margin of 31.5%

Jack Murphy, Fairway Market’s Chief Executive Officer said, “I am pleased with our performance this quarter in a number of important operational areas including our gross margin which was driven by better selling margins and improved shrink.  We also performed well on expenses with progress in labor management and other expense categories.  Importantly, we also strategically invested approximately $2.8 million to launch advertising, promotional and customer acquisition campaigns that we believe will eventually benefit our top line.

Our same store sales performance in the quarter was impacted by a New York City-based competitive opening and an increase in promotional activity.  Excluding these items, our same store sales for the quarter were down approximately 2.3%. We are, however, seeing some positive developments in several of our suburban locations from our efforts.

The Fairway team is also engaged in development and design activities for new Fairway locations and we expect many of these elements will be reflected in our new store in the Mill Basin area of Brooklyn, which is scheduled to open in mid-2016.  We believe the new format will result in great shopping benefits for our customers while also generating solid returns for Fairway.  The new store format, improved gross margin and labor performance and the strategic actions to build our customer base are all important efforts in our long-term improvement plan for Fairway.”

Operating Results for the First Quarter of Fiscal 2016

Net sales were $193.8 million for the first quarter of fiscal 2016 compared to $198.3 million for the first quarter of fiscal 2015.  During the quarter, we invested approximately $2.8 million, or 1.4% of sales, for increased promotional activity, in large part related to the continued development of our digital customer engagement strategy, reducing sales by this amount.  Same store sales decreased 5.3% for the first quarter of fiscal 2016 compared to the first quarter of fiscal 2015.  Customer transactions in our comparable stores decreased by 7.4%, although the average transaction size increased by 2.3% compared to the first quarter of last year.  Same store sales were negatively impacted by approximately 170 basis points due to a recent competitive opening near our Upper Eastside location and approximately 130 basis points due to increased promotional activity.  Excluding the impact of the Upper Eastside location and the increased promotional activity, same store sales decreased approximately 2.3%.

Adjusted EBITDA was $9.1 million for the first quarter of fiscal 2016 compared to $11.1 million in the first quarter of fiscal 2015.  The Adjusted EBITDA margin was 4.7% for the first quarter of fiscal 2016 compared to 5.6% during the same period of the prior year.  Adjusted EBITDA in the first quarter was negatively impacted by higher promotional activity, lower contribution from the Upper Eastside location and an increase in Central Services.

The following table sets forth a  reconciliation to Adjusted EBITDA from Net Loss:

Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended
	June 28,		June 29,
	2015		2014
		% of		% of
		Net Sales		Net Sales

	(dollars in thousands)
Net loss	$(13,934)	(7.2)%	$(9,694)	(4.9)%

Interest expense, net (a)	4,855	2.5	4,778	2.4
Income tax provision	2,158	1.1	945	0.5
Store depreciation and amortization	6,248	3.2	6,020	3.0
Corporate depreciation and amortization	841	0.4	1,036	0.5
Non-operating expenses (b)	3,761	1.9	—	0.0
Equity compensation charge	2,417	1.2	2,857	1.4
Store opening costs	1,272	0.7	1,686	0.9
Production center start-up costs	1,087	0.6	1,429	0.7
Professional services (c)	295	0.2	704	0.4
Severance (d)	108	0.1	767	0.4
Pre-opening advertising costs	—	—	604	0.3
Adjusted EBITDA	$9,108	4.7%	$11,132	5.6%

(a)	Includes amortization of deferred financing costs and original issue discount.

(b)

Consists of charges that were incurred and associated with discrete and different events that do not relate to and are not indicative of our core on-going operations not related to professional services.  Includes approximately $3.7 million for the thirteen weeks ended June 28, 2015 related to the termination of the lease for our former Hudson Yards location, where the Company had expected to open a store in late calendar 2015 or early calendar 2016.  In connection with the lease termination, the Company has negotiated a limited, conditional right of first negotiation if the developer determines to include a supermarket in the second phase of the Hudson Yards development.  The Company paid the landlord a total of $3.5 million in connection with the lease termination.

(c)

Consists of charges that were incurred and associated with discrete events that do not relate to and are not indicative of our core on-going operations, including litigation and recruitment fees, among others.

(d)	Represents severance charges related to our organizational realignment.

Other Operating Items

Gross profit for the first quarter of fiscal 2016 was $60.9 million compared to $61.4 million in the same period of the prior year.  The gross margin increased approximately 50 basis points to 31.5% from 31.0% in the prior year.  The increase in gross margin was driven by a  higher merchandise margin as a result of improved shrink management and price optimization, partially offset by an increase in occupancy costs, as a percentage of sales.

Store expenses, excluding depreciation and amortization, increased $0.3 million to $41.3 million for the first quarter of fiscal 2016 from $40.9 million for the first quarter of fiscal 2015.  The increase in store expenses was attributable to an increase in the number of stores in operation during the period.  Store expenses for stores open in both periods decreased $1.5 million in the first quarter of fiscal 2016 compared to the first quarter of fiscal 2015, primarily due to continued improvements in labor productivity and enhanced cost discipline. Store expenses were 21.3% of sales for the first quarter of fiscal 2016 compared to 20.6% for the first quarter of fiscal 2015.

General and administrative expenses were $18.0 million for the first quarter of fiscal 2016, an increase of $2.7 million, or 17.7%, from $15.3 million for the first quarter of fiscal 2015. The increase in general and administrative expenses was due to $3.8 million in non-operating expenses, primarily attributable to costs related to the termination of the lease for our former Hudson Yards location.  Excluding this cost, general and administrative expenses were $14.3 million for the first quarter of fiscal 2016, a decrease of $1.0 million, or 6.5%, from $15.3 million for the first quarter of fiscal 2015.  The increase in general and administrative expenses was partially offset by lower severance, professional services, equity compensation and pre-opening advertising expenses.  The portion of depreciation and amortization included in general and administrative expense was $0.8 million for the first quarter of fiscal 2016, a decrease of $0.2 million from $1.0 million for the first quarter of fiscal 2015. The Central Services component of general and administrative expenses increased $1.3 million for the first quarter of fiscal 2016 compared to the same period in the prior year.

The following table sets forth a  reconciliation to Central Services from General and Administrative expenses:

Central Services Reconciliation

	Thirteen Weeks Ended
	June 28,		June 29,
	2015		2014
		% of		% of
		Net Sales		Net Sales

	(dollars in thousands)
General and administrative expenses	$18,000	9.3%	$15,295	7.7%
Non-operating expenses	(3,761)	(1.9)	—	—
	14,239	7.3	15,295	7.7

Equity compensation charge	(2,417)	(1.2)	(2,857)	(1.4)
Corporate depreciation and amortization	(841)	(0.4)	(1,036)	(0.5)
Professional services	(295)	(0.2)	(704)	(0.4)
Severance	(108)	(0.1)	(767)	(0.4)
Pre-opening advertising costs	—	—	(604)	(0.3)
Central services	$10,578	5.5%	$9,327	4.7%

Store opening costs were $1.3 million for the first quarter of fiscal 2016, a decrease of $0.4 million from $1.7 million for the first quarter of fiscal 2015.  Approximately $0.5 million and $0.4 million of store opening costs for the first quarter of fiscal 2016 and the first quarter of fiscal 2015, respectively, did not require the expenditure of cash in the period due to deferred rent.

Start-up costs for the new production center in the Hunts Point area of the Bronx were $1.1 million for the first quarter of fiscal 2016, a decrease of $0.3 million from $1.4 million for the first quarter of fiscal 2015.  Approximately $0.4 million of these costs for the first quarter of fiscal 2015 did not require the expenditure of cash in the period due to deferred rent.

The income tax provision was $2.2 million for the first quarter of fiscal 2016 compared to an income tax provision of $0.9 million for the first quarter of fiscal 2015.  The income tax provision was recorded despite incurring a pre-tax loss because the Company does not record any income tax benefit related to operating losses but recognizes income tax expense related to indefinite-lived intangibles assets. The Company’s current expectation of the income tax provision for the full year is in the range of approximately $3.5 million to $4.0 million, which is expected to be primarily non-cash.

The net loss was $13.9 million for the first quarter of fiscal 2016, compared to a net loss of $9.7 million for the first quarter of fiscal 2015.  The increase in the net loss was primarily attributable to an increase in general and administrative expenses related to the Hudson Yards transaction, promotional activities and income tax expense.  The adjusted net loss was $3.9 million for the first quarter of fiscal 2016 compared to an adjusted net loss of $3.1 million for the first quarter of fiscal 2015.

The following table sets forth a  reconciliation to Adjusted Net Loss from Net Loss:

Net Loss Reconciliation

	Thirteen Weeks Ended
	June 28,		June 29,
	2015		2014
		% of		% of
		Net Sales		Net Sales

	(dollars in thousands)
Net loss	$(13,934)	(7.2)%	$(9,694)	(4.9)%

Non-operating expenses	3,761	1.9	—	0.0
Equity compensation charge	2,417	1.2	2,857	1.4
Income tax provision	2,158	1.1	945	0.5
Non-cash interest	1,286	0.7	1,276	0.6
Professional services	295	0.2	704	0.4
Severance	108	0.1	767	0.4
Adjusted net loss	$(3,909)	(2.0)%	$(3,145)	(1.6)%

Other Items

•

The Company ended the quarter with approximately $42.6 million of liquidity, which included $32.2 million of cash and $10.4 million in borrowing capacity under the senior credit facility. Subsequent to June 28, 2015, outstanding letters of credit were increased by $3.0 million in aggregate, decreasing our borrowing availability under the 2013 Senior Credit Facility to $7.4 million.

Supplemental Non-GAAP Disclosure

This press release presents Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than GAAP measures can provide alone. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, amortization of deferred financing costs, equity compensation charges, store opening costs (including pre-opening advertising costs), production center start-up costs, severance related expenses, organizational realignment costs, transaction expenses and bonuses and other one-time charges and non-operating expenses which we believe may distort period-to-period comparison.

This press release presents Central Services, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Central Services is a useful performance measure and is used to facilitate an evaluation of infrastructure investments without distortions that may result from general and administrative expenses that do not directly relate to the operations of the business.  The Company defines Central Services as general and administrative expenses less: depreciation and amortization related to general and administrative activities, management fees, financing transaction expenses, pre-opening advertising costs, equity compensation expenses, severance-related expenses and other non-operating expenses.

This press release presents adjusted net loss, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that adjusted net loss is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period without distortions that may result from one-time items and non-cash charges. The Company defines adjusted net loss as net loss plus any transaction expenses and one-time charges, non-operating expenses and non-cash charges that may distort period comparisons.

Conference Call Information

Fairway will host a conference call today, August 4, 2015 at 4:30 pm ET. The call will be hosted by Jack Murphy, Chief Executive Officer and Edward Arditte, Co-President and Chief Financial Officer and will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.fairwaymarket.com. The webcast will also be archived online for a short period thereafter.  In addition, listeners may dial (877) 353-0039 to access the live call.  A telephonic playback will be available after the call through Tuesday,  August 18, 2015. Participants can dial (855) 859-2056 to hear the playback and enter the conference passcode 91122274.

About Fairway Market

Fairway Market is a growth-oriented food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to increase same store sales; our ability to maintain or improve our operating margins; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; our ability to achieve the anticipated benefits of our centralized production facility; our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new and existing stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; the geographic concentration of our stores; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the fiscal year ended March 29, 2015, and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Director of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except per share amounts)

	(Unaudited)
	June 28,	March 29,
	2015	2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$32,197	$36,362
Accounts receivable, net	2,365	3,404
Merchandise inventories	30,065	29,150
Income tax receivable	572	890
Prepaid rent	1,192	829
Deferred financing fees	1,743	1,745
Prepaid expenses and other current assets	2,823	3,036
Total current assets	70,957	75,416
PROPERTY AND EQUIPMENT, NET	144,047	148,293
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	27,115	27,161
OTHER ASSETS	12,136	12,854
Total assets	$349,667	$359,136
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Current portion of long-term debt	$2,750	$2,750
Accounts payable	29,264	31,872
Accrued expenses and other	24,619	23,227
Total current liabilities	56,633	57,849
NONCURRENT LIABILITIES
Long-term debt, net of current maturities	254,497	254,336
Deferred income taxes	29,964	28,091
Other long-term liabilities	42,507	41,463
Total liabilities	383,601	381,739
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Class A common stock, $0.00001 par value per share, 150,000 shares authorized, 29,781 and 29,366 shares issued at June 28, 2015 and March 29, 2015, respectively	—	—
Class B common stock, $0.001 par value per share, 31,000 shares authorized, 14,225 shares issued and outstanding at June 28, 2015 and March 29, 2015	14	14
Treasury stock at cost, 3 shares at June 28, 2015 and March 29, 2015	—	—
Additional paid-in capital	384,874	382,271
Accumulated deficit	(418,822)	(404,888)
Total stockholders’ deficit	(33,934)	(22,603)
Total liabilities and stockholders’ deficit	$349,667	$359,136

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Thirteen Weeks Ended
	June 28,	June 29,
	2015	2014

Net sales	$193,774	$198,268
Cost of sales and occupancy costs (exclusive of depreciation and amortization)	132,830	136,872
Gross profit	60,944	61,396

Direct store expenses	47,506	46,957
General and administrative expenses	18,000	15,295
Store opening costs	1,272	1,686
Production center start-up costs	1,087	1,429
Loss from operations	(6,921)	(3,971)

Interest expense, net	(4,855)	(4,778)
Loss before income taxes	(11,776)	(8,749)

Income tax provision	(2,158)	(945)
Net loss	$(13,934)	$(9,694)

Basic and diluted loss per common share	$(0.32)	$(0.22)
Weighted average common shares outstanding	43,787	43,357

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Thirteen Weeks Ended
	June 28,	June 29,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,934)	$(9,694)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Deferred income taxes	1,873	939
Deferred rent	1,260	1,524
Depreciation and amortization of property and equipment	6,964	6,903
Amortization of intangibles	46	74
Amortization of discount on term loans	849	838
Amortization of deferred financing fees	437	438
Amortization of prepaid rent	79	79
Stock compensation expense	2,417	2,857
Gain on storm-related insurance recoveries	—	—
Changes in operating assets and liabilities:
Accounts receivable	1,039	(204)
Merchandise inventories	(915)	(1,309)
Insurance claims receivable	—	—
Prepaid expense and other	168	1,198
Other assets	204	480
Accounts payable	(2,608)	531
Accrued expenses and other	1,362	707
Other long-term liabilities	—	144
Net cash provided by (used in) operating activities	(759)	5,505

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,718)	(14,332)
Acquisition of intangible assets	—	—
Insurance proceeds	—	—
Net cash used in investing activities	(2,718)	(14,332)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term debt	(688)	(688)
Cash settlement of vested equity awards	—	—
Proceeds from shares issued in initial public offering, net	—	—
Cash dividends paid on preferred stock	—	—
Issuance costs from debt re-pricing	—	—
Net cash (used in) provided by financing activities	(688)	(688)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(4,165)	(9,515)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	36,362	58,800
CASH AND CASH EQUIVALENTS, END OF PERIOD	$32,197	$49,285
Cash paid during the period for:
Interest, net of capitalized amounts	$3,530	$3,500
Income taxes	$2	$2